Exhibit 10.1

October 26, 2021

James Watkins
15345 Barranca Parkway

Irvine, CA 92618

RE:  Employment Agreement

Dear Jim:

This letter agreement (this “Agreement”) shall confirm the terms of your continued employment with Boot Barn, Inc. (the “Company”), effective as of November 1, 2021 (“Effective Date”).

Position/Duties:  You agree to serve the Company as its Chief Financial Officer and Secretary, reporting to the President and Chief Executive Officer (“CEO”). You will have such duties consistent with your position and as assigned to you from time to time by the Company. You will perform your duties at the Company’s corporate offices in Orange County, California, subject to customary travel as reasonably required.  You also shall serve as the Chief Financial Officer and Secretary of Boot Barn Holdings, Inc. and may be asked to perform duties and services for certain of the Company’s affiliated entities, without additional compensation.  You agree to devote your full business time attention and energies to, and perform faithfully, professionally and to the best of your ability, the duties and responsibilities of your position.

Term:  This Agreement shall commence on the Effective Date and continue until the first anniversary of the Effective Date, unless earlier terminated as set forth herein, provided, however, that commencing on the first anniversary of the Effective Date and on each anniversary date thereafter, this Agreement shall be automatically renewed for an additional one-year period unless, at least sixty (60) calendar days prior to such date, the Company or you provide the other party written notice that such party does not wish to renew the term.

Base Salary:  You will receive an annualized salary of $375,000.00, less applicable deductions, payable in accordance with the Company’s regular payroll practices.

Bonuses:  You will be eligible to participate in the Company’s key bonus plan pursuant to the terms, financial targets and performance goals established by the Compensation Committee (“Compensation Committee”) of the Board of Directors of Boot Barn Holdings, Inc., from time to time.   If the Company achieves its budget and you achieve certain performance objectives, each as established by the Compensation Committee and the Company, you will be eligible to earn a target bonus of 60% of your base salary with an opportunity to receive a maximum aggregate bonus of up to 120% of your base salary if the Company achieves additional performance targets and you achieve certain performance objectives, each as established by the Compensation Committee and the Company, payable within one hundred twenty (120) days after the end of the Company’s fiscal year ending March 31st, provided that, except as otherwise set forth in this Agreement, you are employed in good standing on the bonus payment date. With respect to the 2022 fiscal year, the target bonus and maximum bonus opportunities described in the preceding sentence shall be pro-rated for the portion of such fiscal year that elapses upon and following the Effective Date, and your current target bonus and maximum bonus opportunities shall apply for the portion of the fiscal year that elapses prior to the Effective Date.

Benefits:  You will accrue five (5) weeks of paid time off each year, with a maximum paid time off cap of seven and one-half (7.5) weeks in accordance with the Company’s paid time off policy.  You will be eligible to receive seven (7) paid holidays each year.  You also will be eligible to participate in the Company’s benefit plans and programs.  The eligibility requirements and other terms and conditions of any Company benefits shall be governed by the Company’s applicable benefit policy and plan documents, as in effect and amended from time to time.  The Company reserves the right to modify, reduce or eliminate any Company benefits at any time, in its discretion.

Expenses:  The Company shall reimburse you for all reasonable business expenses of types authorized by the Company and reasonably and necessarily incurred by you in the performance of your duties hereunder, in accordance with the Company’s reimbursement policies, provided that, you must submit proof of such business expenses and comply with such reasonable budget limitations and approval and reporting requirements with respect to expenses as the Company may establish from time to time.

Employment Policies and Confidential Information:  You agree to comply with the Company’s standard policies and work rules, including as set forth in the Employee Handbook, as amended from time to time.  The Company’s Confidential and Proprietary Information Agreement (“Confidential Information Agreement”) previously executed by you shall continue in full force and effect.

Arbitration:  You agree that all claims arising out of or relating to your employment with the Company, including claims arising out of this Agreement, the enforceability of this arbitration provision or in connection with your separation from the Company, shall be resolved by binding arbitration in Orange County, California pursuant to the Federal Arbitration Act (“Covered Claims”).  This agreement to arbitrate does not prohibit either party from filing an application for a provisional remedy to prevent actual or threatened irreparable harm in accordance with California law.  The dispute will be arbitrated in accordance with the rules of the American Arbitration Association (“AAA”) under the Employment Arbitration Rules and Mediation Procedures which may be found at https://www.adr.org/sites/default/files/EmploymentRules_Web_2.pdf. A hard copy of the AAA rules will be provided to you upon your request. The Company shall pay all expenses peculiar to arbitration including the arbitration administrative costs and the arbitrator’s fees in accordance with California law and the AAA rules.  Each party shall bear his/its own attorneys’ fees and legal costs.  However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees and/or legal costs, the arbitrator may award such reasonable attorneys’ fees and/or legal costs to the prevailing party consistent with applicable law.  This agreement to arbitrate does not apply to: (i) claims for workers’ compensation, disability benefits or unemployment compensation benefits; (ii) administrative claims before the United States Equal Employment Opportunity Commission, the Department of Fair Employment and Housing, or the California Division of Labor Standards Enforcement (DLSE); (iii) PAGA claims (Private Attorneys General Act); (iv) claims based on any pension or welfare plan or collective bargaining agreement, the terms of which may contain arbitration or other non-judicial dispute resolution procedure; (v) any unfair labor practice charge which is to be brought under the National Labor Relations Act; (vi) claims for public injunctive relief; or (vii) any claims that are not subject to mandatory arbitration by law. YOU UNDERSTAND AND AGREE THAT YOU ARE HEREBY WAIVING YOUR RIGHTS TO BRING ALL COVERED CLAIMS TO COURT INCLUDING THE RIGHT TO A JURY TRIAL.

Termination:  Your employment may terminate at any time during the term for the following reasons: (i) the Company may terminate you for Cause (defined herein) or without Cause, (ii) you may resign your employment with Good Reason (defined herein) or without Good Reason, (iii) either party may give notice of non-renewal as set forth above, or (iv) due to your death or Disability (defined herein). If your employment is terminated for any reason, you shall receive: (A) your base salary through the termination date, (B) accrued but unused vacation through the termination date, (C) vested and nonforfeitable benefits pursuant to the terms of a Company benefit plan (other than a severance benefit plan or policy), and (D) reimbursement of expenses you have incurred up through the date of termination (the “Accrued Amounts”).

In the event your employment is terminated by the Company without Cause, by you for Good Reason or in the event the Company provides notice of non-renewal as set forth above, then in addition to the Accrued Amounts, the Company will pay you, at the time set forth below, the Severance Payment and the Bonus Payment, each as defined herein, provided that you timely sign and do not revoke (if applicable) a general release of all claims against the Company and its parents, affiliates and subsidiaries in a form provided to you by the Company (the “Release”) within sixty (60) days following the termination date.

You shall not be entitled to the Severance Payment or Bonus Payment, or any other severance, bonus or other post-termination benefits (other than the Accrued Amounts) if the Company terminates your employment for Cause, you resign for any reason that does not constitute Good Reason, or your employment terminates due to death, Disability, due to you providing notice of non-renewal as set forth above or if you do not sign and/or you revoke the Release (in connection with the termination events described in the foregoing paragraph).  Upon the separation of your employment, however caused, (i) your position(s) as a director or officer of any parent, affiliate or subsidiary of the Company, including Boot Barn Holdings, Inc., shall automatically terminate and (ii) you must continue to comply with your post-termination obligations set forth in the Confidential Information Agreement.

Definitions:

“Bonus Payment” as used herein shall mean a prorated bonus for the year of your termination of employment, based on the bonus you would have been paid for the fiscal year to which the bonus relates had you remained employed on the bonus payment date, and calculated by multiplying the bonus by a fraction, the numerator of which is the number of days in the fiscal year which you were employed and the denominator of which is 365, payable within one hundred twenty (120) days after the end of the Company’s fiscal year ending March 31st as set forth above, and provided that the Release is irrevocable as of such payment date.

“Cause” as used herein shall mean: (i) your refusal or failure to substantially perform the duties of your position or follow the reasonable instructions of the Company or the Board of Directors of the Company (the “Board”); (ii) your failure to comply in any material respect with any written policies or procedures of the Company or the Board (including, but not limited to, the Company’s drug or anti-harassment policies, etc.); (iii) your engagement in any act of theft, fraud, embezzlement, willful misfeasance or misconduct, falsification of Company documents, misappropriation of funds or other assets of the Company, or committing any act which is materially damaging to the goodwill, business or reputation of the Company; (iv) your conviction or pleading guilty or nolo contendere to any felony or crime involving moral turpitude; or (v) your material breach of any of your obligations to the Company or the Confidential Information Agreement.

“Disability” as used herein shall mean your inability due to mental or physical incapacity to perform the essential functions of your job duties, with or without reasonable accommodation, for ninety (90) consecutive days or one hundred twenty (120) non-consecutive days in any twelve (12) month period, as determined by the Company.

“Good Reason” as used herein shall mean the occurrence of any of the following events without your consent: (i) any material diminution in your base salary, other than a diminution that was in conjunction with a salary reduction program for similarly-situated employees of the Company or its affiliates; (ii) any material and continuing diminution in your authority or responsibilities; (iii) changing the geographic location at which you provide services to the Company to a location more than thirty-five (35) miles from the then existing location and further from your residence; or (iv) requiring you to report to someone other than the CEO, provided however, that your resignation for Good Reason will be effective only if you provide written notice to the Company of any event constituting Good Reason within sixty (60) days after you become aware such event, and the Company does not cure such event within thirty (30) days after receipt of the notice, and provided further that, you terminate your employment within ninety (90) days of the date of your written notice.

“Severance Payment” as used herein shall mean your base salary in effect on the termination date, less applicable deductions, payable for a period of twelve (12) months from the termination date, as salary continuation payments in accordance with the Company’s normal payroll practices, the first installment of which shall be paid to you on the first regular payroll period following the sixtieth (60th) after the termination date (and will include any severance installment that would have otherwise been paid during the period following the termination date through the date of the first installment); provided that, the Release is irrevocable as of such date.

Notices: All notices, requests, demands, claims, consents and other communications which are required, permitted or otherwise delivered hereunder shall in every case be in writing and shall be deemed properly served if: (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, or (c) delivered by a recognized overnight courier service, to the parties at the addresses as set forth below:

If to the Company: 15345 Barranca Parkway

Irvine, CA 92618

Attention: CEO

If to you: At your residence address as maintained by the Company in the regular course of its business for payroll.

or to such other address as shall be furnished in writing by either party to the other party; provided that such notice or change in address shall be effective only when actually received by the other party. Date of service of any such notices or other communications shall be: (a) the date such notice is personally delivered, (b) three days after the date of mailing if sent by certified or registered mail, or (c) one business day after date of delivery to the overnight courier if sent by overnight courier.

Successors and Assigns:  This Agreement shall not be assignable by you, provided however, your rights to payments hereunder shall, upon your death or incapacity, inure to the benefit of your personal or legal representatives, executors, administrators, heirs, devisees and legatees.  This Agreement will be binding upon and inure to the benefit of the Company, its successors and assigns, and may be assigned by the Company to any parent, subsidiary or affiliate thereof, or to a person or entity which is a successor in interest to substantially all of the business operations or assets of the Company.

Entire Agreement:  You confirm that no promises or statements that are contrary to the terms of this Agreement have been made to you by any Company representative.  This Agreement (along with the agreements referenced herein, including the Confidential Information Agreement) contains the parties’ complete agreement regarding the terms and conditions of your employment with the Company and supersedes all prior and contemporaneous agreements, negotiations and term sheets relating to the subject matter herein.  This Agreement can only be modified in writing signed by you and the CEO.

Withholding Taxes: All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

409A:

Compliance.  It is intended that the compensation paid or delivered pursuant to this Agreement is either paid in compliance with, or is exempt from, Section 409A of the Internal Revenue Code, and the regulations promulgated thereunder (together, “Section 409A”), and this Agreement shall be interpreted and administered accordingly.  However, the Company does not warrant that all amounts paid or delivered hereunder will be exempt from, or paid in compliance with, Section 409A.  You agree to bear the risk of any adverse federal, state or local tax consequences and penalty taxes which may result from payments made in accordance with the terms of this Agreement, and you will not seek indemnification from the Company for any such tax consequences or penalties.  You acknowledge that you have been advised to seek the advice of a tax advisor with respect to the tax consequences of all such payments, including any adverse tax consequence under Section 409A and applicable state tax law.

Amounts Payable On Account of Termination.  If and to the extent necessary to comply with Section 409A, for the purposes of determining when amounts otherwise payable on account of your termination of employment under this Agreement will be paid, “terminate,” “terminated” or “termination” or words of similar import relating to your employment with the Company, as used in this Agreement, shall be construed as the date that you first incur a “separation from service” within the meaning of Section 409A.  Notwithstanding anything to the contrary herein, if you are deemed on the date of termination to be a “specified employee” of the Company, within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation of service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6) month period measured from the date of your “separation of service” from the Company and (ii) the date of your death, to the extent required under Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to the previous sentence (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. In no event may you, directly or indirectly, designate the fiscal year of a payment.

Interpretative Rules.  In applying Section 409A to amounts paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

Taxable Reimbursements.  Any taxable reimbursement of business or other expenses provided for under this Agreement shall be subject to the following conditions: (i) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year, (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred, and (iii) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

Governing Law: This Agreement and the legal relations thus created between the parties hereto shall be governed by, and construed in accordance with, the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of California. The parties hereto acknowledge and agree that this Agreement was executed and delivered in the State of California.

If the terms of this Agreement are acceptable to you, please sign below and return a copy to me. On behalf of the Company, we look forward to continuing working with you.

Regards,
/s/ James G. Conroy

James G. Conroy
President and Chief Executive Officer

AGREED AND ACCEPTED:

/s/ James Watkins	Date:	October 26, 2021
James Watkins